Exhibit 99.1

[CBL LETTERHEAD]

PRESS RELEASE

CBL ANNOUNCES BOARD APPROVAL OF $100 MILLION COMMON

STOCK REPURCHASE PLAN

CHATTANOOGA, Tenn. (August 2, 2007) – CBL & Associates Properties, Inc. (NYSE: CBL) today announced that its Board of Directors has authorized a $100 million common stock repurchase plan effective over the next twelve months. Any stock repurchases will be made from time to time through open market purchases, in accordance with Securities and Exchange Commission safe harbor provisions, and will be funded through the Company's available cash and credit facilities. The timing and price of any stock repurchases will be determined by the market value in effect from time to time for the Company's common stock. The Company is not obligated to repurchase any shares of stock under the plan, and the Company may terminate the stock repurchase plan at any time.

Commenting on the repurchase program, CBL’s Chairman and Chief Executive Officer, Charles B. Lebovitz, said, “Along with the fourteen consecutive years of 8% average annual dividend growth CBL shareholders have enjoyed, this repurchase program further demonstrates our commitment to increasing returns to our shareholders through optimal capital management. At the current price level, we believe that the repurchase of our common stock is an attractive investment and we are excited about the continued growth and profitability of our business. With management holding more than 20% ownership interest in the Company, our interests remain firmly aligned with our fellow shareholders and are securely vested in the long-term success of CBL.”

CBL is one of the largest and most active owners and developers of malls and shopping centers in the country. CBL owns, holds interests in or manages 132 properties, including 80 regional malls/open-air centers. The properties are located in 27 states and total 75.2 million square feet including 2.2 million square feet of non-owned shopping centers managed for third parties. CBL currently has thirteen projects under construction totaling 1.8 million square feet including Pearland Town Center in Houston (Pearland), TX; CBL Center II in Chattanooga, TN; two lifestyle/associated centers, eight mall expansions/redevelopments, and one community center. Headquartered in Chattanooga, TN, CBL has regional offices in Boston (Waltham), MA, and Dallas, TX. Additional information can be found at cblproperties.com.

Information included herein contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.